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EXHIBIT 10.6
                        CONSULTING AGREEMENT

     THIS AGREEMENT MADE AS OF THE 29th DAY OF JANUARY,2000

     BETWEEN:

                       BBL TECHNOLOGIES INC.
                              ("BBL")

                               -AND-

                          BRUNO B. LIBER
                         (THE "CONSULTANT")

     WHEREAS:

     1. The Consultant is presently engaged, or is about to be engaged, by BBL in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding the existing or contemplated business of BBL;
     2. The Consultant recognizes that as part of the duties of his engagement, all ideas and suggestions of interest to BBL, conceived or made by him while he is engaged by BBL, shall be made available to BBL;
     3. BBL is or will be associated as subsidiary, affiliate, associate or parent with corporations and unincorporated business enterprises, the number of which may vary but all of which during all pertinent times will have common business interests either through ownership or agreement (the "Joint Venture");
     4. It is essential to keep secret and confidential, information relating to the interests of BBL and the Joint Venture:

     IN CONSIDERATION of the compensation by BBL of the Consultant and the monies heretofore paid or to be paid to the Consultant for his services during the term of his engagement with BBL, the Consultant agrees and covenants with BBL as follows:

     1. The Consultant agrees that the monies received from BBL shall be full consideration and compensation for services performed by him for all inventions, discoveries and improvements and for assignments of the same to BBL. The Consultant's compensation may be changed without affecting any provision of this agreement.

     2. BBL will engage the Consultant and the Consultant will render services to BBL under the terms of this contract, as an Inventor and technical advisor. The term of this agreement shall be for a period of two (2) years, during which time the Consultant shall be paid a fee of eight thousand dollars ($8,000) (Cdn.) per month, on the first of every month, commencing the first day of February, 2000.

     3. The duties of the Consultant shall be such as may be designated by BBL from time to time. At the date of this agreement, the Consultant shall act as chief technical advisor to BBL and, without limiting the generality of the foregoing, shall assist in the development of prototypes, complete and file all patent applications and other filings as may be necessary to protect the proprietary interests of BBL in it's technologies.

     4. Any and all discoveries, ideas and suggestions, improvements or inventions of any character coming within the scope of the business of BBL or the Joint Venture, made or developed by the Consultant while engaged by BBL, whether or not conceived or made during his regular working hours, or whether or not the Consultant is specifically instructed to make or develop the same, shall be for the benefit of BBL and shall be considered to have been made under and by virtue of this contract and shall immediately become the property of BBL.

     5. The Consultant will treat as confidential any knowledge of patents (including applications therefor), formulae, specifications or secret processes or other confidential information he may acquire in the course of his engagement and he will not, during the term or this agreement nor within a reasonable time from the termination of the engagement, divulge any information with respect to any formulae, specifications, methods or processes or other confidential information of BBL or the Joint Venture or with respect to any other matter of a secret nature which may have come into his possession, or publish or cause to be published, or otherwise utilize, any subject-matter, except, however, as he may be authorized so to do in writing by an officer of BBL.

     6. The Consultant will disclose to BBL any and all improvements, discoveries and inventions which he may make solely, jointly or in common with others, during the term of his engagement and which relate to any method, product, process, machine or apparatus for use in any industry or which relate to the commercial and Industrial activities of BBL or of the Joint Venture.

     7. The Consultant will assign, set over and transfer to BBL his entire right, title and interest in and to any and all inventions, improvements and discoveries referred to in this agreement and in and to all letters patent and applications for letters patent which may be, or may have been, filed on such improvements, inventions and discoveries by him or for him or in his name, or which may have been issued to him, or his benefit, whether filed or issued in the Dominion of Canada or any other country whatever, and the Consultant agrees to execute and deliver to BBL any and all instruments and papers necessary or desirable to accomplish the assignment and transfer and to perfect the title, and all instruments or papers which may be necessary or desirable to obtain and promote the right to the exclusive enjoyment of the improvements, inventions and discoveries by BBL, whether within or without the Dominion of Canada; and the Consultant will, when requested by BBL testify in any legal proceeding on behalf of BBL and will sign, at the request of BBL, ail lawful papers and execute and sign any original, additional, provisional or re-issue applications for letters patent with respect to the inventions, improvements and discoveries which may be necessary or desirable to accomplish the foregoing, and in general will do all lawful acts to aid BBL to obtain and enforce protection of its inventions, improvements and discoveries in any and all countries. Such assistance will be without compensation other than the remuneration due to him by virtue of his engagement; provided, however, that in giving assistance and in testifying and signing documents as mentioned, the Consultant shall not be required to expend any money, but all expenses in connection therewith shall be assumed and paid by BBL, provided the expenses shall have been incurred at the request of BBL.

     8. Notwithstanding the termination or cancellation of this contract, for any reason, the provisions of paragraphs 5 and 7 shall remain in full force and effect.

     9. This agreement shall bind the parties, their heirs, executors, administrators, successors and assigns.

     10. If any provision of this agreement shall be determined to be illegal or unenforceable, such provision shall be severable herefrom and the balance of this agreement shall remain in full force and effect.

     11. This agreement is without prejudice to the rights of BBL under any agreements entered into between the parties or under any assignments previously given by the Consultant.


     IN WITNESS WHEREOF the parties have set their hands a and seals this 24th day of January, 2000.


     /s/ Bruno B. Liber                 /s/ Robert Viagrew
     Bruno B. Liber                     Witness



     BBL TECHNOLOGIES INC.

     Per: /s/ B. Odner, CEO
          Authorize  Officer